Exhibit 10.2

LEASE TERMINATION AGREEMENT

(HISTOGEN INC.)

This LEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into as of August 7, 2023, by and between SAN DIEGO SYCAMORE, LLC, a Delaware limited liability company (“Landlord”), and HISTOGEN THERAPEUTICS INC., a Delaware corporation, and HISTOGEN INC., a Delaware corporation (collectively, “Tenant”), with reference to the following recitals of fact. In May 2020, Histogen Therapeutics, Inc. (formerly known as Histogen, Inc.), a Delaware corporation, was merged with and into a wholly owned subsidiary of Conatus Pharmaceuticals, Inc. (“Conatus”) pursuant to which Histogen Therapeutics, Inc. was the surviving entity and become a wholly owned subsidiary of Conatus. Simultaneous with the merger, Conatus changed its name to Histogen Inc. Histogen Inc. and Histogen Therapeutics Inc. have been operating as tenants pursuant to the Lease (as defined below), Histogen Inc hereby assumes the obligations of Histogen Therapeutics Inc. under the Lease, and as such, Histogen Inc. and Histogen Therapeutics Inc. are collectively referred to as “Tenant” herein.

RECITALS

A.
Landlord and Histogen Therapeutics Inc. are parties to that certain Lease dated January 3, 2020, as amended by that certain First Amendment to Lease dated as of June 25, 2021 (collectively, the “Lease”), whereby Tenant leases certain premises containing approximately 15,526 rentable square feet, consisting of (i) approximately 250 rentable square feet on the first (1st) floor of the building located at 10655 Sorrento Valley Road, San Diego, California 92121 (the “Building”), and (ii) approximately 15,276 rentable square feet identified as Suite 200 on the second (2nd) floor of the Building (collectively, the “Premises”), which Building is part of a larger project known as SOVA Sycamore (the “Project”). The Lease is hereby incorporated into and made a part of this Agreement by this reference.

B.
Subject to the terms and conditions of this Agreement, Landlord and Tenant mutually desire to terminate the Lease earlier than August 31, 2031, the scheduled expiration date stated in the Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
General.

(a)
Except as modified in this Agreement to the contrary, the Lease shall remain in full force and effect until the latest to occur of (i) the Surrender Date (as hereinafter defined in Section 2 of this Agreement), (ii) Landlord’s receipt of all the amounts described in Section 4 of this Agreement, and (iii) Tenant’s delivery of the Premises to Landlord in the condition required by Section 3 of this Agreement.

(b)
Except as defined herein to the contrary, all terms used in this Agreement

Exhibit 10.2

shall have the same meanings as the defined terms in the Lease.

2.
Termination. The Lease Term is hereby amended to terminate and expire on, and Tenant shall vacate the Premises on or before, August 31, 2023 (the “Surrender Date”); provided, however, Tenant may access the Premises after the Surrender Date for up to fifteen (15) additional days in accordance with Section 9 below. Tenant shall fully comply with all obligations under the Lease through the Surrender Date. From and after the Surrender Date, Tenant shall have no further rights to the possession or use of the Premises (other than the right to access the Premises through September 15, 2023 in accordance with Section 9 below).

3.
Delivery of Premises. Tenant shall deliver the Premises to Landlord in the condition required under the Lease as if the Surrender Date were the natural expiration of the Lease Term. Tenant shall decommission the Premises in accordance with Section 15.3 of the Lease, and Tenant shall remove all of Tenant’s personal property in accordance with Section 15.2 of the Lease; provided however, Tenant shall leave in place the furnishings, fixtures and equipment described in Schedule 1 attached hereto (the “FF&E”), and Tenant hereby conveys to Landlord the FF&E effective as of the Surrender Date. If requested by Landlord on or after the Surrender Date, Tenant shall deliver to Landlord a bill of sale further evidencing the transfer to Landlord of the FF&E. Tenant shall repair, at its sole cost and expense, any damage to the Premises caused by its removal of its personal property.

4.
Payments. Tenant shall continue to pay all rentals and other charges under the Lease through the Surrender Date, all of which shall be prorated on a per diem basis. Further, in consideration of Landlord’s agreement to terminate the Lease as provided herein, and to cover Landlord’s administrative and processing fees and to reimburse Landlord for any loss of rentals that may hereafter be sustained after the Surrender Date as a result of this Agreement, Tenant shall pay to Landlord, within five (5) business days after the Effective Date, the sum of One Million Twenty-Four Thousand One Hundred Ninety-Six and 16/100 Dollars ($1,024,196.16) (the “Termination Fee”), in certified funds via ACH transfer. Subject to the Reserved Claims (as defined in Section 5 below), the Termination Fee shall be a one-time final payment for all amounts due and payable pursuant to the terms of the Lease, including all rental and other charges required by the Lease for the period from and after the Surrender Date.

5.
Mutual Releases. In consideration of Landlord releasing Tenant from its obligation to pay the balance of the rentals due under the Lease subsequent to the Surrender Date and executing this Agreement, and in consideration of the representations and other agreements herein contained, Landlord and Tenant hereby release and forever discharge each other, and their respective partners, members, officers, directors, agents, trustees, beneficiaries, and employees, of and from any and all claims, acts, damages, demands, rights of action and causes of action which each party ever had, now has, or in the future may have, known or unknown, foreseeable or unforeseeable, against the other, arising from or in any way connected with the Lease, or Landlord’s management or operation of the Building and Project (“Claims”), except Claims which are related to or arising from (i) those obligations, representations, and liabilities contained herein or reinstated pursuant to the provisions of this Agreement, (ii) Tenant’s failure to use the Premises or any portion thereof in compliance with applicable statutes, ordinances, rules, regulations and orders and/or Tenant’s use of the Premises, in a manner constituting waste or nuisance,

Exhibit 10.2

(iii) Tenant’s failure to pay personal property taxes as contemplated under the Lease, (iv) Tenant’s failure to pay all Rent and any other payments due Landlord on or before the Surrender Date which may not be received as of the Surrender Date, (v) any violation of the terms of the Lease relating to liens against the Premises, the Building and/or the Project, (vi) any violation by Tenant or its subtenants, agents, employees or contractors relative to environmental laws concerning hazardous or toxic materials or substances, and/or (vii) the occurrence of any events in connection with which Tenant is required to indemnify Landlord or hold Landlord harmless as provided in the Lease, and/or (viii) the occurrence of any events in connection with which Landlord is required to indemnify Tenant or hold Tenant harmless as provided in the Lease (collectively, the “Reserved Claims”). Each of Landlord and Tenant reserves its rights and remedies under the Lease with respect to Reserved Claims.

Except with respect to the Reserved Claims, this release is intended as a full settlement and compromise of each, every and all Claims of every kind and nature relating to the Lease, the management of the Building and Project and the occupancy and/or use of the Premises, the Building and/or the Project. Landlord and Tenant acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.”

Landlord and Tenant expressly waive any and all rights which they may have under Section 1542 of the Civil Code of the State of California or the benefit they have or might have under any similar provision of the statutory or non-statutory law of any jurisdiction (or such similar statutes) pertaining to the Claims (other than the Reserved Claims).

Landlord’s Initials:	Tenant’s Initials:

Landlord and Tenant understand and agree that by execution of this Agreement, each party and its partners, officers, directors, agents, trustees, beneficiaries, and employees do not admit any liability of any nature whatsoever. This Agreement is made entirely as a compromise and for the purpose of terminating the Lease and settling and extinguishing the respective claims, acts, damages, demands, rights of action or causes of action of the parties hereto.

6.
Letter of Credit. Landlord acknowledges that it is in possession of a letter of credit issued by First-Citizens Bank & Trust Company (the “Issuer”) in the amount of $300,000 as a credit enhancement for the performance by Tenant of all of its obligations under the Lease (the “L/C Security”). Tenant agrees that Landlord shall retain the L/C Security for ninety (90) days following Landlord’s receipt of the Termination Fee (which 90-day period, as such period may be extended as described in this Section 6 below, shall hereinafter be referred to as the “Preference

Exhibit 10.2

Period”), and Landlord may draw on the L/C Security if, prior to the expiration of the Preference Period, (i) any of the Insolvency Events (as defined in this Section 6 below) occur, and (ii) Landlord is required to return, refund or disgorge all or any portion of the Termination Fee (a “Recoupment”). As used herein, the term “Insolvency Events” means any one or more of the following events:

(a)
Tenant1 files a petition for bankruptcy protection under the bankruptcy code;

(b)
Tenant voluntarily becomes subject to any reorganization, receivership,

insolvency proceeding or other similar proceeding (including, without limitation, any assignment for the benefit of creditors) pursuant to any other federal or state law affecting debtor and creditor rights;

(c)
This Agreement and/or the Lease becomes an asset in a voluntary bankruptcy or becomes subject to any voluntary reorganization, receivership, insolvency proceeding or other similar voluntary proceeding pursuant to any other federal or state law affecting debtor and creditor rights;

(d)
An order of relief is entered against Tenant pursuant to the bankruptcy code or other federal or state law affecting debtor and creditor rights in any involuntary bankruptcy proceeding initiated against Tenant;

(e)
An involuntary bankruptcy or other involuntary insolvency proceeding is commenced against Tenant; or

(f)
Tenant is consolidated into a bankruptcy case in which its parent company is a debtor.

If the Preference Period lapses without the occurrence of any of the Insolvency Events, Landlord shall return to Tenant the L/C Security within fifteen (15) days. If any of the Insolvency Events occurs, the Preference Period shall be automatically extended until final resolution of any such Insolvency Events. Notwithstanding anything to the contrary contained in this Agreement, Tenant acknowledges and agrees that (i) any Insolvency Event shall constitute a default by Tenant under the Lease and this Agreement, and (ii) Tenant’s payment of the Termination Fee might be susceptible to being legally challenged as a preference payment under any applicable bankruptcy, insolvency or similar laws whereby Landlord may be subject to a Recoupment of the Termination Fee to Tenant. Any such Recoupment of all or any portion of the Termination Fee will not constitute a release of Tenant of any liability under the Lease or this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if at any time during the Preference Period Landlord receives a notice from Issuer that the L/C Security will not be renewed at least forty-five

(45) days prior to the expiration date of the L/C Security, Landlord may draw on the L/C Security

1 All references to “Tenant” in this Section 6 refer to either Histogen Inc. or Histogen Therapeutics Inc., or both.

and hold and apply the proceeds (the “Draw Proceeds”) for the payment of any Rent or any other

Exhibit 10.2

sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default under the Lease and this Agreement up to a maximum amount equal to the sum of (i) the Termination Fee (including any such amounts not subject to any Recoupment) and (ii) any out-of-pocket attorneys’ fees and court costs Landlord may incur in defending its right to retain the Termination Fee. If Landlord draws on the L/C Security, the sum ultimately retained by Landlord shall not exceed the amount of the Termination Fee of $1,024,196.16 and any out-of- pocket attorneys’ fees and court costs Landlord may incur in defending its right to retain the Termination Fee. Upon final resolution or adjudication of any of the preceding events, Landlord shall promptly return to Tenant the L/C Security or Draw Proceeds, whichever is the case, subject to any reduction for amounts retained pursuant to this Agreement. It is the express intention of Tenant and Landlord that Tenant’s obligations under the Lease will not be discharged except by Tenant’s full and irrevocable performance of Tenant’s obligations under this Agreement.

7.
Mechanics’ Lien. Tenant represents and warrants to Landlord that as of the date hereof and as of the Surrender Date, there are and will be no mechanic’s liens or other liens encumbering all or any portion of the Premises by virtue of any act or omission on the part of Tenant, its contractors, agents, employees, successors, or assigns.

8.
Representations. Each party represents to the other that it has full power and authority to execute this Agreement. Each party represents to the other that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Premises (other than a collateral assignment by Landlord to its mortgagee) and has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Lease or the Premises by any other party. Tenant represents that Tenant has not, at any time, done or suffered, and will not do or suffer, any act or thing whereby the Premises or any part thereof are or may be in any way charged, affected or covered by any lien or claim, and shall indemnify and hold Landlord harmless from all liability, expenses, damages or costs arising from same, including, without limitation, attorneys’ fees.

9.
Holding Over. All provisions of Article 16 of the Lease shall apply if Tenant does not vacate and deliver to Landlord the Premises pursuant to this Agreement on or before the Surrender Date; provided, however, Tenant may continue to access the Premises after the Surrender Date for up to fifteen (15) additional days (i.e., through September 15, 2023) without charge solely for the purpose of removing its equipment and furnishings and completing the decommissioning of the Premises. Tenant may not conduct business operations in the Premises after the Surrender Date. The foregoing provisions shall not serve to extend the Term (although Tenant shall be bound to comply with all provisions of the Lease until Tenant vacates the Premises and has removed its equipment and furnishings and completed the decommissioning of the Premises).

10.
CIVIL CODE SECTION 1938 DISCLOSURE. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither Building nor the Premises have undergone inspection by a Certified Access Specialist (CASp) (defined by California Civil Code Section 55.52). Pursuant to California Civil Code Section 1938, Tenant is hereby notified that as follows: “A Certified Access Specialist (CASp)

Exhibit 10.2

can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy of the lessee or tenant, if requested by lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” If Tenant elects to conduct a CASp inspection of the Premises prior to the expiration of the Lease, Landlord and Tenant shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

11.
No Disclosure. Tenant agrees that it shall not disclose any of the matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written approval of Landlord; provided, however, Landlord acknowledges that Tenant, as a publicly traded company on the Nasdaq stock exchange, may be legally required to disclose this Agreement and certain terms of this Agreement (in a Form 8-K or other periodic filing with the United States Securities and Exchange Commission), and Tenant may file and disclose this Agreement and such material terms to the extent legally required to satisfy Tenant’s disclosure obligations.

12.
No Offer. This Agreement shall not be binding until executed and delivered by both parties. This Agreement shall not be relied upon by any other party, individual, corporation, partnership or other entity as a basis for terminating its lease with Landlord.

13.
Whole Agreement. The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises or inducements have been made by the parties other than as appear in this Agreement. This Agreement may not be amended except in writing signed by both parties.

14.
Miscellaneous. Warranties, representations, agreements, and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement. This Agreement may be executed in any number of counterparts which together shall constitute the Agreement. If any party obtains a judgment against any other party by reason of breach of this Agreement, reasonable attorneys’ fees as fixed by the court shall be included in such judgment. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Building is located. Time is of the essence of each and every term, condition, obligation and provision hereof.

15.
Authorization; Counterparts. The parties signing on behalf of Tenant each hereby represents and warrants that such party has the capacity set forth on the signature pages hereof and has full power and authority to bind Tenant to the terms hereof. This Agreement may

Exhibit 10.2

be executed in counterparts with the same effect as if both parties hereof had executed the same instrument, and this Agreement may be executed by either Party, or both parties, using electronic signature technology (e.g., DocuSign or other similar electronic signing technology). Both counterparts shall be construed together and shall constitute a single agreement. Delivery by fax or by electronic mail file attachment of any executed counterpart of this Agreement shall be deemed the equivalent of the delivery of the original executed instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LANDLORD:

SAN DIEGO SYCAMORE, LLC,

a Delaware limited liability company

By: /s/ Jessica Brock

Print Name: Jessica Brock

Title: Authorized Signatory

TENANT:

HISTOGEN THERAPEUTICS INC.,

a Delaware corporation

By: /s/ Steven J. Mento, Ph.D.

Print Name: Steven J. Mento, Ph.D.

Title: President and Chief Executive Officer

HISTOGEN INC.,

a Delaware corporation

By: /s/ Steven J. Mento, Ph.D.

Print Name: Steven J. Mento, Ph.D

Title: President and Chief Executive Officer

SCHEDULE 1

Exhibit 10.2

Furnishings, Fixtures and Equipment

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